Exhibit 99.1

Shea Homes Reports First Quarter 2013 Results

Walnut, Calif., May 1, 2013

Shea Homes, one of America’s largest private homebuilders, today reported results for the first quarter ended March 31, 2013.

Three Months Ended 3/31/13 Highlights and Comparisons to Three Months Ended 3/31/12

•	Net income (loss) attributable to Shea Homes was $6.8 million for the 2013 first quarter compared to $(0.4) million

•	Home sales orders were 519 compared to 499, a 4% increase

•	Active selling communities averaged 56 and 71 in the first quarter of 2013 and 2012, respectively

•	Home sales per community for the quarter were 9.3 homes, or 3.1 per month, in 2013 compared to 7.0 homes, or 2.3 per month, in 2012, a 33% increase

•	Cancellation rate was 14% compared to 15%

•	Backlog units at March 31, 2013 were 1,128 compared to 722 at March 31, 2012, a 56% increase

•	Backlog sales value was $524.4 million at March 31, 2013 compared to $283.9 million at March 31, 2012, an 85% increase

•	The average selling price in backlog was $465,000 at March 31, 2013 compared to $393,000 at March 31, 2012, an 18% increase

•	Total revenues were $135.0 million compared to $105.6 million, a 28% increase

•	House revenues were $131.5 million* compared to $100.9 million*, a 30% increase

•	Homes closed were 302 compared to 238, a 27% increase

•	Average selling price of homes closed was $435,000 compared to $424,000, a 3% increase

•	Gross margin was 23.4% compared to 19.5%

•	House gross margin was 23.1%* compared to 20.7%*

•	SG&A expense was $22.1 million (16.4% of revenues) compared to $17.6 million (16.7% of revenues)

•	Adjusted EBITDA was $18.7 million* compared to $14.2 million*

•	Cash, restricted cash and investments at March 31, 2013 were $263.4 million compared to $304.9 million at December 31, 2012

*See	“Reconciliation of Non-GAAP Financial Measures” beginning on page 9

Bert Selva, President and CEO, commented, “We are pleased with the positive start to 2013, as our orders, deliveries, backlog and, most importantly, margins and profits were up year over year. Although our average community count for the quarter was down 21% versus prior year, our monthly sales rate per community was up 33%, reflecting the improved housing market conditions nationwide and, in particular, the strength of our individual markets. Our monthly sales rate of 3.1 homes per community was the highest quarterly rate since the first quarter of 2006 even as we increased prices in most of our projects.

There are many positive factors driving new home demand today. These conditions, combined with the limited lot development activity over the past several years, have resulted in an increasingly constrained supply of finished lots creating a very competitive land market. Since our current land position substantially supports our anticipated closings for the next two years, new land acquisitions will generally help position the Company for 2015 and beyond. In addition, as a result of the tight supply of finished lots, coupled with the healthy demand for new homes, we have micromanaged our new home pricing and starts to optimize our existing land holdings. While this approach will slow our sales absorption pace it is designed to maximize our overall profitability.”

New home sales orders increased 4% year over year for the 2013 first quarter. Notwithstanding our lower community count, the monthly sales rate per community increased in each segment reflecting the positive demand for our homes. For 2013, we expect to open 26 new communities, compared to 15 in 2012. The positive order trend for the 2013 first quarter and the second half of 2012 produced a 56% year over year increase in our March 31, 2013 backlog.

For the 2013 first quarter, net income (loss) attributable to Shea Homes was $6.8 million compared to $(0.4) million for 2012, primarily due to an $11.0 million improvement in gross margin (driven by higher revenues and gross margin percentages) and a $2.9 million decrease in interest expense. These improvements were offset, in part, by a $3.7 million increase in general and administrative expenses, a $0.8 million increase in selling expenses and a $1.6 million decrease in other income (expense).

For the 2013 first quarter, total revenues were $135.0 million compared to $105.6 million for 2012, a 28% increase, and house revenues for the 2013 first quarter were $131.5 million* compared to $100.9 million* for 2012, a 30% increase. The increase in house revenues was primarily due to a 27% increase in home closings to 302 and a 3% increase in average selling price to $435,000. Home closings increased year over year in each segment except San Diego. The decrease in San Diego was due to a 36% reduction in active selling community count compared to 2012. The increase in the average selling price of homes closed was primarily due to price increases in our Southern California and South West segments, partially offset by a shift to lower-priced homes delivered in our San Diego and Mountain West segments.

Total gross margin for the 2013 first quarter was 23.4% compared to 19.5% for 2012, a 390 basis point (bp) increase, and house gross margin for the 2013 first quarter was 23.1%* compared to 20.7%* for 2012, a 240 bp increase. The increase in our house gross margin percentage reflected our ability to raise home prices in each market, which was partially offset by higher labor and material costs.

SG&A expense for the 2013 first quarter was $22.1 million (16.4% of revenues) compared to $17.6 million (16.7% of revenues) for 2012. The increase was primarily due to increased headcount and sales commissions resulting in higher compensation expenses as a direct result of increased starts and deliveries. Our first quarter SG&A rate is typically the highest quarterly level during the year due to the lower relative revenue volume. The full year 2013 SG&A rate for the Company is expected to be meaningfully lower.

Interest incurred for the 2013 first quarter was $16.8 million compared to $16.7 million in 2012, while interest expense for the 2013 first quarter was $3.4 million versus $6.3 million for 2012. The 45% decrease in interest expense for the 2013 first quarter was due to a higher level of qualified inventory for interest capitalization.

Net operating cash flows for the 2013 first quarter were $(28.0) million compared to $9.7 million for 2012. The decrease was primarily due to increased land acquisitions, land development and construction costs, partially offset by increased cash receipts from home closings. Land acquisitions and land development costs for the 2013 first quarter were $44.9 million compared to $23.7 million in 2012. House construction costs for the 2013 first quarter were $76.7 million compared to $37.9 million in 2012, and reflected increases in home closings and backlog as well as general increases in the cost of labor and materials.

About Shea Homes

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has closed more than 89,000 homes. Shea Homes builds homes with quality craftsmanship and designs that best fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as improving housing market conditions, the strength of our housing markets, the number of new community openings, our well located lot supply, our current lot supply that supports our anticipated closings over the next two years, the expectation that new land acquisitions will generally help position the Company for 2015 and beyond, that our management of new home starts and pricing will slow our absorptions pace and maximize our overall profitability, and the expectation that our full year SG&A rate in 2013 will be meaningfully lower than the 2013 first quarter SG&A rate, which are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence; changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demands; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-9500 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended March 31,
	2013	2012	Change
	(unaudited)	(unaudited)
Operating Data:
Revenues	$134,960	$105,603	28%
Gross margin %	23.4%	19.5%	390 bp’s
Homebuilding revenues (a) *	$134,839	$105,360	28%
Homebuilding gross margin % (a) *	23.3%	19.3%	400 bp’s
House revenues *	$131,486	$100,905	30%
House gross margin	$30,338	$20,929	45%
House gross margin % *	23.1%	20.7%	240 bp’s
Adjusted house gross margin % excluding interestin cost of sales *	30.3%	28.3%	200 bp’s
SG&A expense	$22,111	$17,603	26%
SG&A % of total revenue	16.4%	16.7%	-30 bp’s
Net income (loss) attributable to Shea Homes	$6,838	$(411)	—
Adjusted EBITDA (b) *	$18,678	$14,218	31%
Interest incurred	$16,768	$16,661	1%
Interest capitalized to inventory	$13,078	$10,195	28%
Interest capitalized to investments in joint ventures	$257	$177	45%
Interest expense	$3,433	$6,288	-45%
Interest in cost of sales (c)	$9,511	$7,784	22%

Other Data (d):
Home sales orders (units)	519	499	4%
Homes closed (units)	302	238	27%
Average selling price	$435	$424	3%
Average active selling communities	56	71	-21%
Home sales orders per community	9.3	7.0	33%
Cancellation rate	14%	15%
Backlog at end of period (units)	1,128	722	56%
Backlog at end of period (estimated sales value)	$524,439	$283,899	85%
Lots owned or controlled (units)	18,694	17,803	5%
Homes under construction (units) (e)	958	591	62%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 10 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss).
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$251,478	$279,756
Restricted cash	2,688	13,031
Investments	—	—
Accounts and other receivables, net	144,751	141,289
Receivables from related parties, net	34,253	34,028
Inventory	881,632	837,653
Investments in joint ventures	31,806	28,653
Other assets, net	36,895	39,127

Total assets	$1,383,503	$1,373,537

Liabilities and equity
Liabilities:
Notes payable	$758,897	$758,209
Other liabilities	298,392	296,081

Total liabilities	1,057,289	1,054,290

Total equity	326,214	319,247

Total liabilities and equity	$1,383,503	$1,373,537

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Revenues	$134,960	$105,603
Cost of sales	(103,424)	(85,035)

Gross margin	31,536	20,568

Selling, general and administrative expenses	(22,111)	(17,603)
Interest expense	(3,433)	(6,288)
Other income (expense), net	786	2,373

Income (loss) before income taxes	6,778	(950)

Income tax benefit (expense)	59	752

Net income (loss)	6,837	(198)
Less: Net loss (income) attributable to non-controlling interests	1	(213)

Net income (loss) attributable to Shea Homes	$6,838	$(411)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$6,837	$(198)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization expense	1,759	1,812
Gain on sale of available-for-sale investments	(10)	(23)
Other operating activities, net	(273)	(540)
Changes in operating assets and liabilities:
Inventory	(44,743)	(3,908)
Payables and other liabilities	2,879	4,036
Other operating assets	5,588	8,512

Net cash provided by (used in) operating activities	(27,963)	9,691

Investing activities
Proceeds from sale of investments	3,069	203
Net proceeds from promissory notes from related parties	385	(108)
Other investing activities, net	(3,528)	(447)

Net cash provided by (used in) investing activities	(74)	(352)

Financing activities
Net decrease in notes payable	(241)	(601)
Contributions from owners	—	1,746
Other financing activities, net	—	(512)

Net cash provided by (used in) financing activities	(241)	633

Net increase (decrease) in cash and cash equivalents	(28,278)	9,972
Cash and cash equivalents at beginning of period	279,756	268,366

Cash and cash equivalents at end of period	$251,478	$278,338

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2013		2012
	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price
Homes closed:
Southern California	51	$745	47	$496
San Diego	23	419	27	522
Northern California	61	451	57	453
Mountain West	53	403	38	462
South West	108	310	65	297
Other	6	261	4	201

Total consolidated	302	$435	238	$424
Unconsolidated joint ventures	27	340	20	310

Total	329	$428	258	$415

	Three Months Ended March 31,
	2013		2012
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	54	5	70	10
San Diego	91	7	53	11
Northern California	120	12	121	15
Mountain West	112	14	89	13
South West	140	16	154	19
Other	2	2	12	3

Total consolidated	519	56	499	71
Unconsolidated joint ventures	46	11	43	12

Total	565	67	542	83

	At March 31,
	2013		2012
	Backlog Units	Backlog Sales Value	Backlog Units	Backlog Sales Value
Backlog:
Southern California	126	$93,404	82	$38,831
San Diego	175	80,748	65	27,037
Northern California	300	143,452	169	85,626
Mountain West	271	125,073	146	63,873
South West	244	78,580	241	64,259
Other	12	3,182	19	4,273

Total consolidated	1,128	$524,439	722	$283,899
Unconsolidated joint ventures	103	31,837	57	17,917

Total	1,231	$556,276	779	$301,816

SEGMENT OPERATING DATA (continued)

(unaudited)

	At March 31,
	2013	2012
Lots owned or controlled:
Southern California	1,938	1,197
San Diego	746	752
Northern California	3,166	3,968
Mountain West	10,383	9,988
South West	2,442	1,846
Other	19	52

Total consolidated	18,694	17,803
Unconsolidated joint ventures	3,802	1,956

Total	22,496	19,759

Lots by ownership type:
Owned for homebuilding	6,459	6,467
Owned and held for sale	3,293	3,510
Optioned or subject to contract for homebuilding	5,908	4,792
Optioned or subject to contract held for sale	3,034	3,034
Joint venture	3,802	1,956

Total	22,496	19,759

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that, in each case, are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales, impairment charges and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in cost of sales.

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$134,960	$(103,424)	$31,536	23.4%	$105,603	$(85,035)	$20,568	19.5%
Less: Other	(121)		(121)		(243)		(243)

Homebuilding	134,839	(103,424)	31,415	23.3%	105,360	(85,035)	20,325	19.3%
Less: Land	(2,929)	511	(2,418)	82.6%	(3,963)	1,749	(2,214)	55.9%
Less: Impairment	—	—	—		—	—	—
Less: Other homebuilding	(424)	1,765	1,341		(492)	3,310	2,818

House	$131,486	$(101,148)	$30,338	23.1%	$100,905	$(79,976)	$20,929	20.7%

Add: Interest in house cost of sales (a)		9,464	9,464			7,654	7,654

Adjusted house excluding interest in cost of sales	$131,486	$(91,684)	$39,802	30.3%	$100,905	$(72,322)	$28,583	28.3%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA means net income (loss) (plus cash distributions of income from consolidated and unconsolidated joint ventures and non-guarantor subsidiaries) before (a) income taxes, (b) interest expense, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from joint ventures, (d) impairment charges and project write-offs and abandonments, (e) loss on debt extinguishment, (f) depreciation and amortization, (g) realized gain on sale of investments, (h) income (loss) from joint ventures and non-guarantor subsidiaries, (i) deferred (gain) loss recognition from the amortization of deferred gain resulting from a series of novation and reinsurance transactions entered into by Partners Insurance Company, a wholly-owned subsidiary (“PIC Transaction”), and (j) gain on sale of investment in joint ventures. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended March 31,
	2013	2012
Net income (loss)	$6,837	$(198)
Adjustments:
Income tax expense (benefit)	(59)	(752)
Depreciation and amortization expense	1,759	1,812
Interest in cost of sales	9,511	7,784
Interest in equity in income (loss) from joint ventures	257	177
Interest expense	3,433	6,288

EBITDA	21,738	15,111

Adjustments:
Project write-offs and abandonments	112	252
Realized gain on sale of investments	(10)	(22)
Deferred loss (gain) recognition from PIC Transaction	(648)	(796)
Loss (income) from joint ventures and non-guarantor subsidiaries	(2,515)	(804)
Distributions of earnings from joint ventures and non-guarantor subsidiaries	—	463
Other	1	14

Adjusted EBITDA	$18,678	$14,218